SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 12, 2008
Commercial Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 South Sandusky Avenue, Upper Sandusky, Ohio		43351

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 12, 2008, The Commercial Savings Bank (the “Bank”), the Company’s wholly owned subsidiary, entered into a Purchase and Assumption Agreement (the “Agreement”) with Emerald Bank (“Emerald”), an Ohio-chartered savings bank and wholly-owned subsidiary of Middlefield Banc Corp., for the sale of certain assets and liabilities attributable to the Bank’s branch office located at 17 North State Street, Westerville, Ohio, 43081 (the “Westerville Branch”). The Agreement generally provides for: (1) the acquisition by Emerald of the real estate, furniture and fixtures (the “Premises”) attributable to the Westerville Branch; and (2) the assumption by Emerald of approximately $6.5 million of deposit liabilities attributable to the Westerville Branch. The Agreement provides for the payment by Emerald of a 6% deposit premium, or approximately $385 thousand, in connection with the assumption of the deposit liabilities. The Premises and any loans transferred in connection with the transaction will be transferred to Emerald at book value. The respective dollar amounts of loans and deposits are subject to adjustment in the event that there are changes in balances between the date the parties entered into the Agreement and the closing of the transaction. Subject to the receipt of all applicable regulatory approvals and the satisfaction of certain other closing conditions set forth in the Agreement, the transaction is expected to close during the fourth quarter of 2008, but in no event later than December 1, 2008 unless otherwise agreed to in writing by the parties.
     The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is furnished herewith as Exhibit 2 to this Form 8-K.
     Statements contained in this Form 8-K that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results, including but not limited to, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2	Purchase and Assumption Agreement dated May 12, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Bancshares, Inc.
(Registrant)

Date May 14, 2008	By	/s/ David J. Browne David J. Browne
Corporate Secretary